Registration No. 333-168507
Registration No. 333-197643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168507

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197643

UNDER THE SECURITIES ACT OF 1933
__________________________________________
ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware		61-1109077
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
7140 Office Circle Evansville, Indiana 47715 (812) 962-500
(Address of Principal Executive Offices)
__________________________________________
Accuride Corporation Second Amended and Restated 2010 Incentive Award Plan Restricted Stock Unit Agreements Accuride Corporation 2010 Incentive Award Plan (Full Title of Plan)

Stephen A. Martin Senior Vice President / General Counsel Accuride Corporation 7140 Office Circle Evansville, Indiana 47715
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Ross M. Leff, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800
__________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Accuride Corporation (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) of:

•
Registration Statement No. 333-168507, filed with the SEC on August 3, 2010, pertaining to the registration of (i) 253,624 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Registrant for issuance pursuant to the Registrant’s individual 2010 Initial Grant Restricted Stock Unit Award Agreements and 304,353 shares of Common Stock of the Registrant for issuance pursuant to the Registrant’s individual 2010 Annual Grant Restricted Stock Unit Award Agreements to be entered into between the Company and directors of the Company  and (ii) 60,535,928 shares of Common Stock of the Registrant for issuance pursuant to the Registrant’s 2010 Incentive Award Plan; and

•
Registration Statement No. 333-197643, filed with the SEC on July 24, 2015, pertaining to the registration of 1,700,000 shares of Common Stock issuable under the Registrant’s Second Amended and Restated 2010 Incentive Award Plan.

On November 18, 2016, pursuant to an Agreement and Plan of Merger, dated as of September 2, 2016, by and among the Registrant, Armor Parent Corp., a Delaware corporation (“Parent”), and Armor Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements.  Accordingly, the Registrant is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the securities previously registered under the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Accuride Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, Indiana, on the 18 day of November, 2016.

ACCURIDE CORPORATION

By:	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.